Exhibit 99.3

Virgin Media Announces Cash Tender Offer for its Dollar-Denominated 9.50% Senior Notes due 2016

LONDON, February 28, 2012 - Virgin Media Inc. (“Virgin Media”) (NASDAQ:VMED) (LSE:VMED) today announced the commencement of a tender offer by its subsidiary Virgin Media Finance PLC (the “Issuer”) to purchase up to $500 million aggregate principal amount (the “Maximum Tender Amount”) of its outstanding dollar-denominated 9.50% Senior Notes due 2016 (the “Notes”). The Issuer is not making an offer for any of its euro-denominated 9.50% Senior Notes due 2016.

The tender offer forms part of Virgin Media’s £225 million second-phase Capital Return Programme, announced in July 2011, relating to Virgin Media’s outstanding debt. The purpose of the tender offer is to allow Virgin Media to lower its interest cost and further enhance its capital structure. The ongoing share buyback programme, of which £453 million was outstanding at the start of 2012, is still in place and unaffected.

The terms and conditions of the tender offer are described in the Offer to Purchase dated as of February 28, 2012 and related Letter of Transmittal to be distributed to holders of Notes.

The Total Consideration for each $1,000 principal amount of Notes validly tendered pursuant to the tender offer on or prior to the Early Tender Deadline (and not validly withdrawn prior to the Withdrawal Deadline) and accepted for purchase will be equal to the Total Consideration, which includes the Early Tender Premium, each as set out below.

The Tender Offer Consideration for each $1,000 principal amount of Notes validly tendered (and not validly withdrawn) pursuant to the tender offer after the Early Tender Deadline and on or prior to the Expiration Date and accepted for purchase will consist of the Total Consideration less the Early Tender Premium.

The table below sets forth the description of the Notes, CUSIP, ISIN, outstanding principal amount, Tender Offer Consideration, Early Tender Premium and Total Consideration.

Description of Notes	CUSIP/ISIN	Outstanding Principal Amount	Dollar per $1,000 Principal Amount of Notes tendered and accepted
			Tender Offer Consideration	Early Tender Premium	Total Consideration
Dollar-denominated 9.50% Senior Notes due 2016(1)	92769VAA7/ US92769VAA70	$1,350,000,000	$1,120	$30	$1,150

(1)	Per $1,000 principal amount of Notes.

The Notes can only be tendered in the Offer in minimum principal amounts of $1,000 and integral multiples of $1,000 in excess thereof. After the Offer is completed, the tendering Holder must continue to hold Notes in a minimum aggregate amount of $100,000.

The Issuer will pay accrued and unpaid interest on the Notes accepted for purchase from, and including, the interest payment date immediately preceding, to but excluding, the Settlement Date.

The Issuer expects to use cash on hand, drawings under its existing revolving credit facility and/or funds raised in the debt or loan markets to fund the purchase of the Notes in the Offer. Any such future debt may be secured or unsecured, and senior, pari passu or subordinated to the Notes.

The aggregate principal amount of the 9.50% Senior Notes to be purchased will be limited to $500 million. If the aggregate principal amount of Notes tendered exceeds the limit, then any 9.50% Senior Notes purchased will be prorated pursuant to the terms of the Offer to Purchase. The Issuer may, in its sole discretion, increase, decrease or waive the Maximum

Tender Amount, subject to applicable law and as provided in the Offer to Purchase. The Issuer may amend, extend or terminate the tender offer in its sole discretion.

The Issuer intends to cancel and retire all of the Notes purchased pursuant to the tender offer.

Important Dates

Date	Calendar Date	Event
Early Tender Deadline	5:00 p.m., New York City time, March 12, 2012.	The last time for Holders to tender Notes in order to qualify for the payment of the Total Consideration, which includes the Early Tender Premium.

Withdrawal Deadline	5:00 p.m., New York City time, March 12, 2012.	The last time for Holders to validly withdraw tenders of Notes. The Issuer may extend the Early Tender Deadline or increase, decrease or waive the Maximum Tender Amount, in each case without extending the Withdrawal Deadline.

Expiration Date	11:59 p.m., New York City time, March 26, 2012.	The last time for Holders to tender Notes pursuant to the Offer.

Settlement Date	Promptly after the Expiration Date. The Issuer expects that this date will be on or about March 28, 2012, the second business day after the Expiration Date.	The day that Holders will be paid the Total Consideration and Accrued Interest for Notes validly tendered at or prior to the Early Tender Deadline and that are accepted for purchase and the Tender Offer Consideration and Accrued Interest for Notes validly tendered after the Early Tender Deadline but at or prior to the Expiration Date and that are accepted for purchase.

Deutsche Bank Securities Inc. and Goldman, Sachs & Co. are acting as Dealer Managers for the tender offer. The Information and Tender Agent for the tender offer is Lucid Issuer Services Limited. Holders with questions about the tender offer should contact the Dealer Managers or the Information and Tender Agent. Requests for copies of any Offer to Purchase or Letter of Transmittal should be directed to the Information and Tender Agent at virginmedia@lucid-is.com. Any questions or requests for assistance may be directed to the Dealer Managers at the addresses and telephone numbers set forth herein.

None of Virgin Media, the Issuer, the Dealer Managers or the Information and Tender Agent is making any recommendations to holders of Notes as to whether to tender or refrain from tendering their Notes in the tender offer. Holders of Notes must decide how many Notes they will tender, if any.

This announcement is neither an offer to purchase nor the solicitation of an offer to sell any of the securities described herein, nor shall there be any offer or sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The tender offer is made solely pursuant to the Offer to Purchase dated February 28, 2012 and the related Letter of Transmittal.

The Dealer Managers for the Offer are:

Deutsche Bank Securities Inc. 60 Wall Street New York, New York 10005 Attn: Liability Management Group Collect: (212) 250-7527 Toll-free: (855) 287-1922	Goldman, Sachs & Co. 200 West Street New York, NY 10282 Attn: Liability Management Group Collect: (212) 357-4692 Toll-free: (800) 828-3182

Forward-Looking Statements

Virgin Media cautions you that statements included in this announcement that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Virgin Media’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. Certain of these factors are discussed in more detail under ‘Risk Factors’ and elsewhere in Virgin Media’s annual report on Form 10-K as filed with the U.S. Securities and Exchange Commission (SEC) on February 21, 2012. There can be no assurance that the transactions contemplated in this announcement will be completed. Virgin Media assumes no obligation to update any forward-looking statement included in this announcement to reflect events or circumstances arising after the date on which it was made.

For further information, contact:

Virgin Media Investor Relations

Richard Williams: +44 (0) 1256 753037 / richard.williams@virginmedia.co.uk

Vani Bassi: +44 (0) 1256 752347 / vani.bassi@virginmedia.co.uk

Phil Rudman : +44 (0)1256 752677 / phil.rudman@virginmedia.co.uk

Media Contacts

At Tavistock Communications, Lulu Bridges: +44 (0) 20 7920 3150 /

lbridges@tavistock.co.uk